Exhibit 99.1

Press Release
www.shire.com

Shire to Relocate Over 500 Jobs to Massachusetts

Establishes Lexington, Mass., as U.S. Operational Headquarters; Decreases Presence in Chesterbrook, Pa.

Interim CFO Appointed

Lexington, Mass., November 19, 2014 – Shire plc (LSE: SHP, NASDAQ: SHPG) today announced plans to relocate over 500 positions to Massachusetts from its Chesterbrook, Pennsylvania, site and establish Lexington, Massachusetts, as the company’s U.S. operational headquarters. The transition is a continuation of the Company’s ‘One Shire’ efficiency program and will streamline business globally through two principal locations – Massachusetts and Switzerland – with support from a limited number of regional and country-based offices around the world.

Simplifying operations in two principal locations will increase efficiencies and Shire expects to realize approximately $25 million in annual savings beginning in 2016. This site strategy will also enable greater alignment and execution of priorities between the Company’s commercial and research and development (R&D) teams to more effectively bring innovative products to patients, as well as strengthen collaboration and cross-development of employees.

“Chesterbrook, the greater Philadelphia area, and the talent of our employees based there have been instrumental to Shire’s growth and evolution,” said Flemming Ornskov, M.D., Chief Executive Officer. “We’ve made the decision to consolidate our U.S. operations in the Massachusetts area to streamline operations and drive further efficiencies in the way we run our business and serve patients. Shire has a great opportunity to combine our Chesterbrook and Lexington talent with the leading biotech resources in the Massachusetts area, and we consider ready access to these resources an important element in the future growth of our company.”

Shire plans to move employees in several phases beginning in the first quarter of 2015 and targets completion by the first quarter of 2016.  All directly impacted employees who do not relocate will be offered severance, outplacement service and other employee assistance.

Interim CFO Appointed
As previously announced, James Bowling, Interim Chief Financial Officer (CFO), will be leaving Shire. James’ departure date will now be February 28, 2015.  Jeff Poulton, Head of Investor Relations, will assume the role of interim CFO effective January 1, 2015.  The CFO position will be based in Lexington.

Jeff Poulton joined Shire in 2003 and has held leadership positions in finance supporting the neuroscience, gastrointestinal and rare disease business units.  He oversaw the rare diseases business unit operations in North America, Latin America, and Asia Pacific, and most recently led the integration of Viropharma’s rare disease products into the Shire portfolio.  Prior to joining Shire, Jeff spent time at Cinergy Corp. and PPG Industries in a variety of corporate finance and business development roles, in addition to serving four years in the U.S. Navy as a commissioned officer.  Jeff received a Bachelor of Arts in economics from Duke University, and a Master of Business Administration in Finance from the Kelly School of Business at Indiana University.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

For further information please contact:

Investor Relations
Jeff Poulton	jpoulton@shire.com	+1 781 482 0945
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Jessica Cotrone	jcotrone@shire.com	+1 781 482 9538
Gwen Fisher	gfisher@shire.com	+1 484 595 9836
Brooke Clarke	brclarke@shire.com	+44 7808 908149

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Neuroscience, Rare Diseases, Gastrointestinal, and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmology.

www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, that:

•	Shire’s products may not be a commercial success;

•	revenues from ADDERALL XR are subject to generic erosion and revenues from INTUNIV will become subject to generic competition starting in December 2014;

•
the failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third-party payors in a timely manner for Shire's products may impact future revenues, financial condition and results of operations;

•
Shire conducts its own manufacturing operations for certain of its products and is reliant on third party contract manufacturers to manufacture other products and to provide goods and services. Some of Shire’s products or ingredients are only available from a single approved source for manufacture. Any disruption to the supply chain for any of Shire’s products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis for some period of time;

•
the development, approval and manufacturing of Shire’s products is subject to extensive oversight by various regulatory agencies. Submission of an application for regulatory approval of any of our product candidates, such as our planned submission of a New Drug Application to the FDA for Lifitegrast, may be delayed for any number of reasons and, once submitted, may be subjected to lengthy review and ultimately rejected. Moreover, regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•
the actions of certain customers could affect Shire's ability to sell or market products profitably. Fluctuations in buying or distribution patterns by such customers can adversely impact Shire’s revenues, financial condition or results of operations;

•
investigations or enforcement action by regulatory authorities or law enforcement agencies relating to Shire’s activities in the highly regulated markets in which it operates may result in significant legal costs and the payment of substantial compensation or fines;

•
adverse outcomes in legal matters and other disputes, including Shire’s ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on Shire’s revenues, financial condition or results of operations;

•
Shire faces intense competition for highly qualified personnel from other companies, academic institutions, government entities and other organizations. Shire is undergoing a corporate reorganization and the consequent uncertainty could adversely impact Shire’s ability to attract and/or retain the highly skilled personnel needed for Shire to meet its strategic objectives;

•	failure to achieve Shire’s strategic objectives with respect to the acquisition of ViroPharma Incorporated may adversely affect Shire’s financial condition and results of operations;

and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission, including those risks outlined in “Item 1A: Risk Factors” in Shire’s Annual Report on Form 10-K for the year ended December 31, 2013.